Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

ALTISOURCE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Luxembourg, October 22, 2015 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today reported strong third quarter results.

Third Quarter 2015 Results Compared to Third Quarter 2014:

•	Service revenue of $245.5 million, a 1% decrease

•	Net income attributable to Altisource of $37.0 million, a 12% decrease

•	Adjusted net income attributable to Altisource(1) of $46.4 million, a 10% decrease

•	Diluted earnings per share of $1.82, a 2% increase

•	Adjusted diluted earnings per share(1) of $2.27, a 4% increase

“We remain focused on providing high quality, compliant services to our customers and positioning the Company, through our strategic initiatives, for long term growth. We continue to execute with existing customers, on-board new customers and receive very good feedback on our offerings from the market. We believe we have the right strategic initiatives, with each addressing very large markets, in line with our core competencies and our competitive advantages,” said William B. Shepro, Chief Executive Officer.

Shepro further commented, “I am pleased with the financial results for the quarter. Compared to the third quarter of 2014, growth in our asset management business largely offset lost revenue from the November 2014 discontinuation of the lender placed insurance brokerage business, the full amortization of the Equator acquisition deferred revenue in November 2014 and fewer third quarter 2015 property valuation referrals. With a focus on growth through our four strategic initiatives, we have increased our investments in sales and marketing in 2015, primarily accounting for the lower net income.”

Third quarter 2015 highlights include:

•	The average number of loans serviced by Ocwen on REALServicing was 1.9 million for the third quarter 2015, a 15% decrease compared to the third quarter 2014

•	The Company repurchased 0.2 million shares of common stock at an average price of $26.88 per share

•
The Company repurchased a portion of the senior secured term loan with a par value of $11.0 million at an 11% discount; net income included an after-tax gain of $0.8 million on the early extinguishment of debt

•
The Company acquired CastleLine Holdings, LLC and its subsidiaries for $12.3 million in cash at closing, $10.5 million of cash payable over four years from the acquisition date and $14.4 million of restricted common shares of the Company (495 thousand shares)

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(1) This is a non-GAAP measure that is defined and reconciled to the corresponding GAAP measure herein.

•
Subsequent to the close of the third quarter, we acquired GoldenGator, LLC (doing business as RentRange®), REIsmart, LLC (doing business as InvestabilityTM) and Onit Solutions, LLC, a support company for RentRange and Investability. RentRange is a leading provider of rental home data and information to the financial services and real estate industries, delivering a wide assortment of address and geography level data, analytics and rent-based valuation solutions for single and multi-family properties. Investability is an online residential real estate search and acquisition platform that utilizes data and analytics to allow real estate investors to access the estimated cash flow, capitalization rate, net yield and market value of properties for sale in the United States.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” and similar expressions. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to the future and are not statements of historical fact, actual results may differ materially from what is contemplated by the forward-looking statements. Altisource undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, Altisource’s ability to integrate acquired businesses, retain key executives or employees, retain existing customers and attract new customers, general economic and market conditions, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies, availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Altisource’s Form 10-K and other filings with the Securities and Exchange Commission.

Webcast

Altisource will host a webcast at 11:00 a.m. EDT today to discuss our third quarter results. A link to the live audio webcast will be available on Altisource’s website in the Investor Relations section. Those who want to listen to the call should go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 30 days.

About Altisource

Altisource Portfolio Solutions S.A. is a premier marketplace and transaction solutions provider for the real estate, mortgage and consumer debt industries. Altisource’s proprietary business processes, vendor and electronic payment management software and behavioral science-based analytics improve outcomes for marketplace participants. Additional information is available at www.Altisource.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Service revenue
Mortgage Services	$182,222	$170,819	$492,277	$507,317
Financial Services	21,314	26,803	66,977	76,496
Technology Services	51,437	60,925	159,399	164,885
Eliminations	(9,504)	(10,836)	(28,773)	(27,863)
Total service revenue	245,469	247,711	689,880	720,835
Reimbursable expenses	26,456	39,149	89,242	100,220
Non-controlling interests	851	828	2,457	1,974
Total revenue	272,776	287,688	781,579	823,029
Cost of revenue	147,394	149,575	425,593	420,308
Reimbursable expenses	26,456	39,149	89,242	100,220
Gross profit	98,926	98,964	266,744	302,501
Selling, general and administrative expenses	51,338	46,748	147,719	139,303
Income from operations	47,588	52,216	119,025	163,198
Other income (expense), net:
Interest expense	(7,041)	(6,480)	(21,396)	(16,040)
Loss on sale of HLSS equity securities, net of dividends received	—	—	(1,854)	—
Other income (expense), net	653	131	1,477	135
Total other income (expense), net	(6,388)	(6,349)	(21,773)	(15,905)

Income before income taxes and non-controlling interests	41,200	45,867	97,252	147,293
Income tax provision	(3,303)	(2,752)	(8,101)	(9,300)
Net income	37,897	43,115	89,151	137,993
Net income attributable to non-controlling interests	(851)	(828)	(2,457)	(1,974)

Net income attributable to Altisource	$37,046	$42,287	$86,694	$136,019

Earnings per share:
Basic	$1.94	$1.96	$4.42	$6.16
Diluted	$1.82	$1.79	$4.19	$5.63

Weighted average shares outstanding:
Basic	19,091	21,626	19,608	22,071
Diluted	20,411	23,640	20,688	24,152

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$150,147	$161,361
Accounts receivable, net	128,897	112,183
Prepaid expenses and other current assets	21,708	23,567
Deferred tax assets, net	4,987	4,987
Total current assets	305,739	302,098

Premises and equipment, net	122,416	127,759
Goodwill	121,091	90,851
Intangible assets, net	217,251	245,246
Other assets	20,556	22,267

Total assets	$787,053	$788,221
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$86,439	$111,766
Current portion of long-term debt	5,945	5,945
Deferred revenue	9,421	9,829
Other current liabilities	15,414	13,227
Total current liabilities	117,219	140,767

Long-term debt, less current portion	551,691	582,669
Deferred tax liabilities, net	2,748	2,694
Other non-current liabilities	17,899	20,648

Equity:
Common stock ($1.00 par value; 25,413 shares authorized and issued and 19,051 outstanding as of September 30, 2015; 25,413 shares authorized and issued and 20,279 outstanding as of December 31, 2014)	25,413	25,413
Additional paid-in capital	94,767	91,509
Retained earnings	430,995	367,967
Treasury stock, at cost (6,362 shares as of September 30, 2015 and 5,134 shares as of December 31, 2014)	(455,041)	(444,495)
Altisource equity	96,134	40,394

Non-controlling interests	1,362	1,049
Total equity	97,496	41,443

Total liabilities and equity	$787,053	$788,221

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$89,151	$137,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,637	21,086
Amortization of intangible assets	27,995	29,290
Goodwill impairment	—	37,473
Loss on sale of HLSS equity securities, net of dividends received	1,854	—
Change in the fair value of acquisition related contingent consideration	(7,302)	(37,924)
Share-based compensation expense	3,258	1,638
Bad debt expense	3,477	4,667
Gain on early extinguishment of debt	(1,986)	—
Amortization of debt discount	379	191
Amortization of debt issuance costs	1,045	799
Deferred income taxes	54	464
Loss on disposal of fixed assets	50	98
Changes in operating assets and liabilities:
Accounts receivable	(19,681)	(58,725)
Prepaid expenses and other current assets	2,001	(6,525)
Other assets	2,085	(1,656)
Accounts payable and accrued expenses	(20,876)	14,968
Other current and non-current liabilities	10	(18,141)
Net cash provided by operating activities	109,151	125,696

Cash flows from investing activities:
Additions to premises and equipment	(27,670)	(48,119)
Acquisition of businesses, net of cash acquired	(11,193)	(14,931)
Purchase of HLSS equity securities	(29,966)	—
Proceeds received from sale of and dividends from HLSS equity securities	28,112	—
Other investing activities	722	(294)
Net cash used in investing activities	(39,995)	(63,344)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	198,000
Repurchases and repayment of long-term debt	(29,087)	(3,474)
Debt issuance costs	—	(2,608)
Proceeds from stock option exercises	332	2,523
Purchase of treasury stock	(48,971)	(208,820)
Distributions to non-controlling interests	(2,144)	(1,813)
Other financing activities	(500)	—
Net cash used in financing activities	(80,370)	(16,192)

Net (decrease) increase in cash and cash equivalents	(11,214)	46,160
Cash and cash equivalents at the beginning of the period	161,361	130,429

Cash and cash equivalents at the end of the period	$150,147	$176,589

Supplemental cash flow information:
Interest paid	$19,770	$15,049
Income taxes paid, net	6,638	12,112

Non-cash investing and financing activities:
Acquisition of businesses with restricted shares	$14,427	$—
(Decrease) increase in payables for purchases of premises and equipment	(5,326)	482
Decrease in acquisition of businesses from subsequent working capital true-ups	—	(3,711)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted net income attributable to Altisource and adjusted diluted earnings per share are non-GAAP measures used by management, existing shareholders and potential shareholders to measure Altisource’s performance. Adjusted net income attributable to Altisource is calculated by adding amortization of intangible assets (net of tax) to GAAP net income attributable to Altisource. Adjusted diluted earnings per share is calculated by dividing net income attributable to Altisource plus amortization of intangible assets (net of tax) by the weighted average number of diluted shares outstanding. Reconciliations of the non-GAAP measures to the corresponding GAAP measures are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net income attributable to Altisource	$37,046	$42,287	$86,694	$136,019

Amortization of intangible assets	10,118	9,717	27,995	29,290
Tax benefit on amortization of intangible assets	(811)	(583)	(2,332)	(1,849)
Amortization of intangible assets, net of tax	9,307	9,134	25,663	27,441

Adjusted net income attributable to Altisource	$46,353	$51,421	$112,357	$163,460

Diluted earnings per share	$1.82	$1.79	$4.19	$5.63

Amortization of intangible assets, net of tax, per diluted share	0.46	0.39	1.24	1.14

Adjusted diluted earnings per share	$2.27	$2.18	$5.43	$6.77

Weighted average shares outstanding - diluted	20,411	23,640	20,688	24,152

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Note: Amounts may not add to the total due to rounding.